EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Catalyst Bancorp Inc.

Opelousas, Louisiana

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-262368 and No. 333-267058) of Catalyst Bancorp, Inc. (the Company) of our report dated March 31, 2026, relating to the consolidated financial statements included in the Company’s Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Baton Rouge, Louisiana

March 31, 2026